Exhibit 99.1
For Immediate Release
First Interstate BancSystem, Inc. Reports Second Quarter Earnings
Billings, MT - July 27, 2021 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) today reported financial results for the second quarter of 2021. For the quarter, the Company reported net income of $42.5 million, or $0.69 per share, which compares to net income of $51.4 million, or $0.83 per share, for the first quarter of 2021, and $36.7 million, or $0.57 per share, for the second quarter of 2020.
HIGHLIGHTS
•Loans held for investment decreased $28.5 million, or 0.3%, to $9,834.7 million as of June 30, 2021, from $9,863.2 million as of March 31, 2021. Of our loans held for investment, $545.9 million represented loans, net of deferred fees, that are part of the Payroll Protection Program (PPP), a decrease of $230.0 million, or 29.6%, from $775.9 million as of March 31, 2021.
•Excluding PPP loan activity, loans held for investment increased $201.5 million, or 2.2%, as of June 30, 2021 compared to March 31, 2021, resulting in an 8.8% annualized growth rate for such loans.
•Total deposits increased $471.7 million, or 3.1%, to $15,565.7 million as of June 30, 2021 from $15,094.0 million as of March 31, 2021, resulting in a 12.4% annualized growth rate in deposits.
•Non-performing assets decreased $6.0 million, or 13.8%, to $37.6 million as of June 30, 2021, from $43.6 million as of March 31, 2021 and decreased $26.5 million, or 41.3%, from $64.1 million as of June 30, 2020.
•Criticized loans decreased $38.0 million, or 12.2%, to $273.4 million as of June 30, 2021, from $311.4 million as of March 31, 2021 and decreased $92.7 million, or 25.3%, from $366.1 million as of June 30, 2020.
•Net charge-offs decreased $1.8 million, or 62.1%, to $1.1 million, or an annualized 0.04% of average loans outstanding, as of June 30, 2021, from $2.9 million, or an annualized 0.12% of average loans outstanding, as of March 31, 2021 and decreased $1.2 million, or 52.2%, from $2.3 million, or an annualized 0.09% of average loans outstanding, as of June 30, 2020.
•Book value per common share increased $0.60 per common share, or 1.9%, to $31.67 as of June 30, 2021, compared to $31.07 as of March 31, 2021, and $30.96 as of June 30, 2020.
•Tangible book value per common share of $20.49 as of June 30, 2021, compared to $19.85 as of March 31, 2021 and $20.02 as of June 30, 2020.
“During the second quarter, we saw an acceleration of the positive trends we experienced earlier in the year driven by healthy economic activity throughout our markets,” said Kevin P. Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “We continued to utilize our strong deposit inflows to grow earning assets in both loans and investment securities, which is producing the increase in net interest income we are targeting, excluding the impact of PPP fees. As expected, based on our growing pipeline, we saw a higher level of loan production in the second quarter, with loans increasing at an annualized rate of approximately 9%, excluding PPP loans. We are seeing balanced contributions to the growth across almost all of our portfolios and markets. Most encouragingly, we are beginning to see a pick-up in commercial loan demand, with non-PPP commercial loan balances increasing for the first time since the start of the pandemic.”
“We expect to see a continuation of these positive trends during the second half of the year. Our loan pipeline remains strong, which should contribute to continued loan growth and higher net interest income, while our non-interest income should benefit from the higher levels of economic activity and the sale of more of our residential mortgage production. Combined with disciplined expense control, we believe we are well positioned to deliver a strong second half of the year for our shareholders,” said Mr. Riley.
DIVIDEND DECLARATION
On July 26, 2021, the Company’s board of directors declared a dividend of $0.41 per common share, payable on August 19, 2021, to common stockholders of record as of August 9, 2021. The dividend equates to a 3.6% annualized yield based on the $46.14 per share average closing price of the Company’s common stock as reported on NASDAQ during the second quarter of 2021.

NET INTEREST INCOME
Net interest income decreased $1.9 million, or 1.6%, to $118.8 million, during the second quarter of 2021, compared to $120.7 million during the first quarter of 2021, largely attributable to a $4.5 million decline in PPP income. Net interest income decreased $3.7 million, or 3.0%, during the second quarter of 2021, from $122.5 million during the second quarter of 2020.
•The Company earned a total of $7.8 million of interest income, including loan fees, on PPP loans with average balances of $750.4 million during the second quarter of 2021 as compared to $12.3 million of interest income, including loan fees, on PPP loans with average balances of $764.0 million during the first quarter of 2021 and $8.6 million of interest income, including loan fees, on PPP loans with average balances of $943.4 million during the second quarter of 2020. The Company had $26.5 million of unearned fees accrued as of June 30, 2021 related to PPP loans.
•Interest accretion attributable to the fair valuation of acquired loans contributed $2.5 million to net interest income during the second quarter of 2021, of which approximately $1.4 million was related to early payoffs. This compares to interest accretion of $2.3 million in net interest income during the first quarter of 2021, of which approximately $1.2 million was related to early payoffs, and $3.0 million in net interest income during the second quarter of 2020, of which approximately $1.1 million was related to early payoffs.
The net interest margin ratio was 2.82% for the second quarter of 2021 compared to 3.04% reported during the first quarter of 2021 and 3.52% during the second quarter of 2020. The reduction in net interest margin ratio was primarily related to a shift in the mix of earning assets toward investment securities invested at lower yields and lower realized yields on PPP loans. The decrease in PPP income accounted for approximately 11 basis points of the decline in net interest margin when compared to the first quarter of 2021. Year-over-year, the decrease in net interest margin was the result of a reduction in yields on earning assets due to the current low interest rate environment and a shift in mix of earning assets toward both investment securities and higher interest-earning cash balances, the impact of which was partially offset by lower deposit costs.
PROVISION FOR (REDUCTION OF) CREDIT LOSSES
The Company had no provision for credit losses during the second quarter of 2021, compared to a reduction of the Company’s provision for credit losses of $5.1 million during the first quarter of 2021 and a provision for credit losses of $19.5 million during the second quarter of 2020.
The allowance for credit losses is updated quarterly based on the results of the current economic outlook and includes the impact of net charge-offs of $1.1 million, or an annualized 0.04% of average loans outstanding, for the second quarter of 2021, compared to net charge-offs of $2.9 million, or an annualized 0.12% of average loans outstanding, for the first quarter of 2021, and net charge-offs of $2.3 million, or an annualized 0.09% of average loans outstanding, for the second quarter of 2020.
The Company’s allowance for credit losses on loans held for investment as a percentage of period-end loans held for investment was unchanged at 1.38% at June 30, 2021 and March 31, 2021, compared to 1.46% at June 30, 2020. Coverage of non-performing loans increased to 380.62% at June 30, 2021, compared to 329.95% at March 31, 2021 and 253.65% at June 30, 2020, primarily as a result of lower levels of non-performing loans.
While the allowance for credit losses on loans held for investment of 1.38% includes the PPP loan balance, the allowance for credit losses does not include a reserve on the PPP loans which are 100% guaranteed by the Small Business Administration. The allowance for credit losses on loans as a percentage of period-end loans held for investment would have been 8 basis points higher had the PPP loan balances been excluded at June 30, 2021.
NON-INTEREST INCOME
Total non-interest income decreased $2.8 million, or 7.3%, to $35.3 million during the second quarter of 2021, as compared to $38.1 million during the first quarter of 2021, primarily driven by a decrease in mortgage banking revenues as a result of mortgage servicing rights impairment recovery during the first quarter of 2021. Total non-interest income decreased $4.4 million, or 11.1%, from $39.7 million during the second quarter of 2020, primarily driven by mortgage banking revenues.
Payment services revenues increased $1.2 million, or 11.8%, to $11.4 million during the second quarter of 2021, when compared to the $10.2 million earned during the first quarter of 2021. Payment services revenues increased $2.1 million, or 22.6%, during the second quarter of 2021, when compared to the $9.3 million earned during the second quarter of 2020. These increases are mainly the result of higher business credit card volume during the second quarter of 2021 as compared to the first quarter of 2021 and the second quarter of 2020.

Mortgage banking revenues decreased $2.0 million, or 17.2%, to $9.6 million during the second quarter of 2021, as compared to $11.6 million during the first quarter of 2021. The decrease was driven by a mortgage servicing rights impairment recovery of $5.9 million during the first quarter of 2021. Excluding the impact of the mortgage servicing rights impairment recovery, revenues increased $3.9 million as we moved to a more normalized pace of loans sold into the secondary market, resulting in higher production-related revenues. Mortgage banking revenues decreased $4.6 million, or 32.4%, during the second quarter of 2021 from $14.2 million during the second quarter of 2020. The decrease was primarily driven by the Company’s decision to retain a greater percentage of mortgage loan production and a decline in refinance activity compared to the second quarter of 2020. During the second quarter of 2021, loans originated for home purchases accounted for approximately 60.2% of loan production, as compared to 44.4% during the first quarter of 2021 and 29.0% during the second quarter of 2020.
Other service charges, commissions, and fees decreased $0.5 million, or 23.8%, to $1.6 million during the second quarter of 2021, when compared to $2.1 million during the first quarter of 2021, and decreased $1.3 million, or 44.8%, during the second quarter of 2021 from $2.9 million during the second quarter of 2020. These decreases were due to a decrease in swap fees.
Other income decreased $1.5 million, or 36.6%, to $2.6 million during the second quarter of 2021, as compared to $4.1 million during the first quarter of 2021, partially due to gains on the sale of certain assets during the first quarter of 2021. Other income decreased $1.7 million, or 39.5%, during the second quarter of 2021 from $4.3 million during the second quarter of 2020, partially due to proceeds from life insurance death benefits received during the second quarter of 2020.
NON-INTEREST EXPENSE
Non-interest expense increased $0.6 million, or 0.6%, to $99.0 million during the second quarter of 2021, as compared to $98.4 million during the first quarter of 2021. Non-interest expense increased $3.4 million, or 3.6%, as compared to $95.6 million during the second quarter of 2020, primarily due to higher employee benefits partially offset by lower salaries and wages expenses.
Salaries and wages expenses increased $2.6 million, or 6.7%, to $41.6 million during the second quarter of 2021, compared to $39.0 million during the first quarter of 2021, which reflected higher commission expenses, severance expense, and incentive accruals. Salaries and wages expenses decreased $2.6 million, or 5.9%, from $44.2 million in the second quarter of 2020, primarily as a result of lower incentive accruals during the second quarter of 2021.
Employee benefit expenses decreased $1.4 million, or 8.7%, to $14.7 million during the second quarter of 2021, compared to the $16.1 million incurred during the first quarter of 2021, primarily due to lower payroll taxes which were partially offset by higher long-term incentives. Employee benefit expenses increased $4.3 million, or 41.3%, from $10.4 million during the second quarter of 2020, primarily due to an increase in health insurance and higher long-term incentives.
Other expenses decreased $0.2 million, or 0.7%, to $29.0 million during the second quarter of 2021, as compared to $29.2 million during the first quarter of 2021 and increased $1.8 million, or 6.6%, during the second quarter of 2021 from $27.2 million during the second quarter of 2020. The increase from the comparable prior year period is partially due to higher donation and public relation expenses, and elevated new market tax credit amortization during the second quarter of 2021.
BALANCE SHEET
Total assets increased $472.3 million, or 2.6%, to $18,940.5 million as of June 30, 2021, from $18,468.2 million as of March 31, 2021, primarily as a result of higher levels of deposits which were deployed primarily into the investment securities portfolio. Total assets increased $2,469.1 million, or 15.0%, from $16,471.4 million as of June 30, 2020. The increase from the comparable prior year period was primarily a result of higher levels of deposits, which increased 16.7%, resulting in higher levels of cash and cash equivalents and investment securities.
Investment securities increased $756.9 million, or 15.5%, to $5,643.3 million as of June 30, 2021, from $4,886.4 million as of March 31, 2021. On June 17, 2021, the Company invested $500.0 million in five-year U.S. Treasuries at 87 basis points, while simultaneously entering into a two-year forward starting, three-year pay-fixed interest rate swap on $500.0 million notional. Beginning on June 30, 2023, the Company will begin receiving the effective federal funds rate, and will pay 1.19% interest on such funds. Within the securities portfolio available-for-sale securities decreased $62.3 million, or 1.5%, and held-to-maturity securities increased $819.2 million, or 94.6%. In an effort to mitigate potential future comprehensive income and stockholders’ equity volatility resulting from the mark-to-market adjustment on our available-for-sale portfolio, during the second quarter of 2021, the Company transferred debt securities with an amortized cost of $646.7 million and an estimated fair value of $672.2 million from the available-for-sale to the held-to-maturity classification. Investment securities increased $2,257.8 million, or 66.7%, from $3,385.5 million as of June 30, 2020.

Mortgage loans held for sale decreased $8.4 million, or 14.7%, to $48.8 million as of June 30, 2021, from $57.2 million as of March 31, 2021, primarily as a result of a decrease in originations of mortgage loans held for sale related to refinance activity. Mortgage loans held for sale decreased $121.1 million, or 71.3%, as of June 30, 2021, from $169.9 million as of June 30, 2020, primarily as a result of a decrease in originations of mortgage loans held for sale related to refinance activity, which were significantly elevated in the first half of 2020, as a result of the low interest rate environment.
Loans held for investment decreased $28.5 million, or 0.3%, to $9,834.7 million as of June 30, 2021, from $9,863.2 million as of March 31, 2021, and decreased $197.8 million, or 2.0%, from $10,032.5 million as of June 30, 2020. Loans held for investment included originated PPP loans, net of deferred fees, of $545.9 million, $775.9 million, and $1.1 billion as of June 30, 2021, March 31, 2021, and June 30, 2020, respectively. Excluding the impact of PPP loans, loans held for investment as of June 30, 2021, increased $201.5 million from March 31, 2021 due to increases in the real estate loan portfolios and increased $374.4 million from June 30, 2020 due to increases in the real estate loan portfolios that were offset by declines in commercial, consumer, and agriculture loans.
Total real estate loans increased $198.6 million, or 3.0%, to $6,711.2 million as of June 30, 2021, from $6,512.6 million as of March 31, 2021, primarily driven by increases in residential loans of $88.9 million, or 6.0%, commercial construction loans of $51.0 million, or 8.8%, commercial loans of $34.7 million, or 0.9%, residential construction loans of $21.4 million, or 8.8%, and agricultural loans of $4.7 million, or 2.1%. These increases were offset by a decrease in land acquisition and development construction loans of $2.1 million, or 0.8%.
Total real estate loans increased $614.3 million, or 10.1%, from June 30, 2020. Growth within the real estate loan portfolio is attributable to increases in residential loans of $290.1 million, or 22.5%, commercial construction loans of $172.2 million, or 37.5%, commercial loans of $159.6 million, or 4.4%, and residential construction loans of $17.3 million, or 7.0%. Growth was offset by decreases in land acquisition and development construction loans of $24.2 million, or 8.5%, and agricultural loans of $0.7 million, or 0.3%.
Total consumer loans decreased $14.3 million, or 1.4%, to $972.9 million as of June 30, 2021, from $987.2 million as of March 31, 2021, with the decrease occurring across all consumer loan portfolios. Indirect loans decreased $9.2 million, or 1.2%, direct loans decreased $4.9 million, or 3.5% and credit card loans decreased $0.2 million, or 0.3% as of June 30, 2021 from March 31, 2021. Total consumer loans decreased $68.9 million, or 6.6%, from $1,041.8 million as of June 30, 2020 across all consumer loan portfolios.
Commercial loans decreased $221.7 million, or 10.2%, to $1,959.4 million as of June 30, 2021, from $2,181.1 million as of March 31, 2021. Commercial loans included $571.9 million of PPP loans as of June 30, 2021. During the second quarter of 2021, $276.2 million of PPP loans were forgiven by the Small Business Administration and the Company funded an additional $43.8 million of PPP loans. Net of the impact of PPP loans, commercial loans increased $10.8 million or 0.8% from March 31, 2021, which is the first quarter of sequential growth since pre-COVID. Commercial loans decreased $689.2 million, or 26.0%, from $2,648.6 million as of June 30, 2020. The decrease from June 30, 2020 is primarily due to a decrease of $582.3 million of PPP loans and pay-downs within the portfolio.
Agricultural operating loans increased $3.0 million, or 1.4%, to $217.7 million as of June 30, 2021, from $214.7 million as of March 31, 2021. Agricultural operating loans decreased $65.1 million, or 23.0%, from $282.8 million as of June 30, 2020, primarily due to payoffs and pay-downs within the portfolio.
Other real estate owned decreased $0.2 million, or 9.1%, to $2.0 million as of June 30, 2021, from $2.2 million as of March 31, 2021. Other real estate owned decreased $4.5 million, or 69.2%, as of June 30, 2021, from $6.5 million as of June 30, 2020, as a result of the disposition of properties in the normal course of business.
Total deposits increased $471.7 million, or 3.1%, to $15,565.7 million as of June 30, 2021, from $15,094.0 million as of March 31, 2021 and increased $2,225.3 million, or 16.7%, from $13,340.4 million as of June 30, 2020, primarily related to increases in non-interest-bearing business deposits and interest-bearing demand and savings deposits. These increases were partially offset by decreases in interest-bearing time deposits.
Securities sold under repurchase agreements decreased $13.9 million, or 1.3%, to $1,038.7 million as of June 30, 2021, from $1,052.6 million as of March 31, 2021, and increased $282.6 million, or 37.4%, as of June 30, 2021, from $756.1 million as of June 30, 2020. Fluctuations in repurchase agreement balances correspond with fluctuations in the liquidity of the Company’s clients.
Other liabilities decreased $23.0 million, or 12.2%, to $165.8 million as of June 30, 2021, from $188.8 million as of March 31, 2021, primarily due to a decrease in the mark-to-market adjustment on interest rate swap contracts. Year-over-year, other liabilities decreased $11.0 million, or 6.2%, as of June 30, 2021, from $176.8 million as of June 30, 2020, primarily due to decreases in the mark-to-market on interest rate swap contracts, and deferred tax liability.

The loans held for investment to deposit ratio decreased to 63.2%, as of June 30, 2021, compared to 65.4% and 75.2% as of March 31, 2021 and June 30, 2020, respectively.
The Company is considered to be “well-capitalized” as of June 30, 2021, having exceeded all regulatory capital adequacy requirements. During the second quarter of 2021, the Company paid regular common stock dividends of approximately $25.5 million, or $0.41 per share and did not make any share repurchases of common stock pursuant to its previously announced stock repurchase program.
CREDIT QUALITY
As of June 30, 2021, non-performing assets decreased $6.0 million, or 13.8%, to $37.6 million, compared to $43.6 million as of March 31, 2021, primarily due to decreases in non-accrual loans of $6.6 million, or 17.8%, and other real estate owned of $0.2 million, or 9.1%, which were offset by an increase in loans 90 days past due of $0.8 million, or 18.2%.
Criticized loans decreased $38.0 million, or 12.2%, to $273.4 million as of June 30, 2021, from $311.4 million as of March 31, 2021, driven primarily by several upgrades in agricultural and commercial real estate in addition to loan pay-offs in the agricultural, commercial real estate, and agricultural real estate portfolios. As of June 30, 2021, criticized loans decreased $92.7 million from $366.1 million as of June 30, 2020.
Net loan charge-offs decreased $1.8 million, or 62.1%, to $1.1 million during the second quarter of 2021 as compared to $2.9 million during the first quarter of 2021. The net loan charge-offs in the second quarter of 2021 were composed of charge-offs of $4.8 million and recoveries of $3.7 million. Net loan charge-offs during the second quarter of 2020 were $2.3 million.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with accounting principles generally accepted in the United States of America, or GAAP, this press release contains the following non-GAAP financial measures that management uses to evaluate our capital adequacy: (i) tangible common stockholders’ equity; (ii) tangible assets; (iii) tangible book value per common share; (iv) tangible common stockholders’ equity to tangible assets; (v) average tangible common stockholders’ equity; and (vi) return on average tangible common stockholders’ equity. Tangible common stockholders’ equity is calculated as total common stockholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible assets are calculated as total assets less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible book value per common share is calculated as tangible common stockholders’ equity divided by common shares outstanding. Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Average tangible common stockholders’ equity is calculated as average stockholders’ equity less average goodwill and other intangible assets (excluding mortgage servicing rights). Return on average tangible common stockholders’ equity is calculated as net income available to common shareholders divided by average tangible common stockholders’ equity. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. They also should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.
The Company adjusts the foregoing capital adequacy measures to exclude goodwill and other intangible assets (except mortgage servicing rights), adjusts its non-interest expense to exclude acquisition related expenses, and adjusts its net interest margin ratio to exclude the impact of the recovery of charged-off interest and interest accretion on acquired loans. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators and to present on a consistent basis our and our acquired companies’ organic continuing operations without regard to the acquisition costs and adjustments that we consider to be unpredictable and dependent on a significant number of factors that are outside our control, are useful to investors in evaluating the Company’s performance because, as a general matter, they either do not represent an actual cash expense and are inconsistent in amount and frequency depending upon the timing and size of our acquisitions (including the size, complexity and/or volume of past acquisitions, which may drive the magnitude of acquisition related costs, but may not be indicative of the size, complexity and/or volume of future acquisitions or related costs), or they cannot be anticipated or estimated in a particular period (in particular as it relates to unexpected recovery amounts). This impacts the ratios that are important to analysts and allows investors to compare certain aspects of the Company’s capitalization to other companies.
See the Non-GAAP Financial Measures table included herein and the textual discussion for a reconciliation of the above described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this press release:
•new, or changes in, governmental regulations;
•tax legislative initiatives or assessments;
•more stringent capital requirements, to the extent they may become applicable to us;
•heightened regulatory requirements resulting from our total assets exceeding $10 billion;
•changes in accounting standards;
•any failure to comply with applicable laws and regulations, including the Community Reinvestment Act and fair lending laws, the USA PATRIOT ACT, Office of Foreign Asset Control guidelines and requirements, the Bank Secrecy Act, and the related Financial Crimes Enforcement Network and Federal Financial Institutions Examination Council’s guidelines and regulations;
•lending risks and risks associated with loan sector concentrations;
•a decline in economic conditions that could reduce demand for our products and services and negatively impact the credit quality of loans;
•loan credit losses exceeding estimates;
•the soundness of other financial institutions;
•declining oil and gas prices, and declining demand for coal could negatively impact the demand and credit quality of loans;
•the availability of financing sources for working capital and other needs;
•a loss of deposits or a change in product mix that increases the Company’s funding costs;
•changes in interest rates;
•changes to United States trade policies, including the imposition of tariffs and retaliatory tariffs;
•competition from new or existing competitors;
•variable interest rates tied to London Interbank Offered Rate that may no longer be available or may become unreliable;
•cyber-security risks, including “denial-of-service attacks,” “hacking,” and “identity theft” that could result in the disclosure of confidential information;
•privacy, information security, and data protection laws, rules, and regulations that affect or limit how we collect and use personal information;
•the potential impairment of our goodwill;
•exposure to losses in collateralized loan obligation securities;
•our reliance on other companies that provide key components of our business infrastructure;
•events that may tarnish our reputation;
•the loss of the services of our management team and directors;
•our ability to attract and retain qualified employees to operate our business;
•costs associated with repossessed properties, including environmental remediation;
•the effectiveness of our systems of internal operating controls;
•our ability to implement new technology-driven products and services or be successful in marketing these products and services to our clients;
•our ability to execute on our intended expansion plans;
•difficulties we may face in combining the operations of acquired entities or assets with our own operations or assessing the effectiveness of businesses in which we make strategic investments or with which we enter into strategic contractual relationships;
•our status as a “controlled company” under NASDAQ Marketplace Rules;
•the volatility in the price and trading volume of our Class A common stock;
•“anti-takeover” provisions and the regulations, which may make it more difficult for a third party to acquire control of us even in circumstances that could be deemed beneficial to stockholders;
•changes in our dividend policy or our ability to pay dividends;
•our Class A common stock not being an insured deposit;

•the holders of the Class B common stock having voting control of the Company and the ability to determine virtually all matters submitted to stockholders, including potential change in control transactions, and our dual class common stock structure putting downward pressure on our common stock price;
•the potential dilutive effect of future equity issuances;
•the subordination of our Class A common stock to our existing and future indebtedness;
•the COVID-19 pandemic and the U.S. government’s response to the pandemic; and
•the effect of global conditions, earthquakes, tsunamis, floods, fires, and other natural catastrophic events.
These factors are not necessarily all the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and included and described in more detail in our periodic reports filed with the SEC under the Exchange Act under the caption “Risk Factors.” Interested parties are urged to read in their entirety such risk factors prior to making any investment decision with respect to the Company. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
Second Quarter 2021 Conference Call for Investors
First Interstate BancSystem, Inc. will host a conference call to discuss the results for the second quarter of 2021 at 11 a.m. Eastern Time (9 a.m. Mountain Time) on Wednesday, July 28, 2021. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-507-0356 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1 p.m. Eastern Time (11 a.m. Mountain Time) on July 28, 2021 through 9 a.m. Eastern Time (7 a.m. Mountain Time) on August 27, 2021, by dialing 1-877-344-7529 (using conference ID 10158319). The call will also be archived on our website, www.FIBK.com, for one year.
About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc. is a financial and bank holding company focused on community banking. Incorporated in 1971 and headquartered in Billings, Montana, the Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming, in addition to offering online and mobile banking services. Through our bank subsidiary, First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and others throughout the Company’s market areas.

Contact:	John Stewart	NASDAQ: FIBK
	Deputy Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5311 john.stewart@fib.com	www.FIBK.com (FIBK-ER)

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	2Q21 vs 1Q21	2Q21 vs 2Q20
Net interest income	$118.8	$120.7	$128.4	$123.0	$122.5	(1.6)%	(3.0)%
Net interest income on a fully-taxable equivalent ("FTE") basis	119.2	121.4	128.9	123.5	123.0	(1.8)	(3.1)
Provision for (reduction in) credit losses	—	(5.1)	3.2	5.2	19.5	(100.0)	(100.0)
Non-interest income:
Payment services revenues	11.4	10.2	11.1	10.5	9.3	11.8	22.6
Mortgage banking revenues	9.6	11.6	7.9	14.3	14.2	(17.2)	(32.4)
Wealth management revenues	6.3	6.3	6.3	5.9	5.4	—	16.7
Service charges on deposit accounts	3.9	3.8	4.3	4.3	3.6	2.6	8.3
Other service charges, commissions, and fees	1.6	2.1	2.1	5.0	2.9	(23.8)	(44.8)
Total fee-based revenues	32.8	34.0	31.7	40.0	35.4	(3.5)	(7.3)
Investment securities (loss) gain	(0.1)	—	0.2	0.1	—	NM	NM
Other income	2.6	4.1	2.0	4.6	4.3	(36.6)	(39.5)
Total non-interest income	35.3	38.1	33.9	44.7	39.7	(7.3)	(11.1)
Non-interest expense:
Salaries and wages	41.6	39.0	43.6	46.0	44.2	6.7	(5.9)
Employee benefits	14.7	16.1	13.0	11.8	10.4	(8.7)	41.3
Occupancy and equipment	11.2	11.7	11.6	11.3	11.0	(4.3)	1.8
Core deposit intangible amortization	2.5	2.5	2.6	2.7	2.7	—	(7.4)
Other expenses	29.0	29.2	26.7	27.7	27.2	(0.7)	6.6
Other real estate owned (income) expense	—	(0.1)	(0.1)	—	0.1	(100.0)	(100.0)
Total non-interest expense	99.0	98.4	97.4	99.5	95.6	0.6	3.6
Income before taxes	55.1	65.5	61.7	63.0	47.1	(15.9)	17.0
Income taxes	12.6	14.1	14.8	14.7	10.4	(10.6)	21.2
Net income	$42.5	$51.4	$46.9	$48.3	$36.7	(17.3)%	15.8%

Weighted-average basic shares outstanding	61,658	61,592	61,906	63,764	64,004	0.1%	(3.7)%
Weighted-average diluted shares outstanding	61,728	61,714	62,059	63,861	64,082	—	(3.7)
Earnings per share - basic	$0.69	$0.83	$0.76	$0.76	$0.57	(16.9)	21.1
Earnings per share - diluted	0.69	0.83	0.76	0.76	0.57	(16.9)	21.1

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	2Q21 vs 1Q21	2Q21 vs 2Q20
Assets:
Cash and due from banks	$238.8	$254.0	$261.4	$291.4	$291.2	(6.0)%	(18.0)%
Interest bearing deposits in banks	1,709.5	1,941.9	2,015.3	1,569.1	1,133.7	(12.0)	50.8
Federal funds sold	0.1	0.1	0.1	0.1	0.1	—	—
Cash and cash equivalents	1,948.4	2,196.0	2,276.8	1,860.6	1,425.0	(11.3)	36.7
Investment securities	5,643.3	4,886.4	4,060.3	3,508.5	3,385.5	15.5	66.7
Mortgage loans held for sale, at fair value	48.8	57.2	74.0	102.0	169.9	(14.7)	(71.3)
Loans held for investment	9,834.7	9,863.2	9,807.5	10,152.2	10,032.5	(0.3)	(2.0)
Allowance for credit losses	135.5	136.6	144.3	145.5	146.1	(0.8)	(7.3)
Net loans held for investment	9,699.2	9,726.6	9,663.2	10,006.7	9,886.4	(0.3)	(1.9)
Goodwill and intangible assets (excluding mortgage servicing rights)	695.7	698.2	700.8	703.4	706.1	(0.4)	(1.5)
Company owned life insurance	299.0	297.6	296.4	294.9	293.1	0.5	2.0
Premises and equipment	299.1	305.5	312.3	307.8	309.5	(2.1)	(3.4)
Other real estate owned	2.0	2.2	2.5	5.7	6.5	(9.1)	(69.2)
Mortgage servicing rights	27.4	28.0	24.0	24.1	24.6	(2.1)	11.4
Other assets*	277.6	270.5	238.4	255.8	264.8	2.6	4.8
Total assets	$18,940.5	$18,468.2	$17,648.7	$17,069.5	$16,471.4	2.6%	15.0%

Liabilities and stockholders' equity:
Deposits	$15,565.7	$15,094.0	$14,217.0	$13,882.4	$13,340.4	3.1%	16.7%
Securities sold under repurchase agreements	1,038.7	1,052.6	1,091.4	820.3	756.1	(1.3)	37.4
Long-term debt	112.4	112.4	112.4	112.4	112.3	—	NM
Subordinated debentures held by subsidiary trusts	87.0	87.0	87.0	87.0	86.9	—	0.1
Other liabilities*	165.8	188.8	181.1	189.8	176.8	(12.2)	(6.2)
Total liabilities	16,969.6	16,534.8	15,688.9	15,091.9	14,472.5	2.6	17.3
Stockholders' equity:
Common stock	941.6	938.5	941.1	976.8	1,021.2	0.3	(7.8)
Retained earnings	1,005.2	988.2	962.1	938.9	912.5	1.7	10.2
Accumulated other comprehensive income	24.1	6.7	56.6	61.9	65.2	259.7	(63.0)
Total stockholders' equity	1,970.9	1,933.4	1,959.8	1,977.6	1,998.9	1.9	(1.4)
Total liabilities and stockholders' equity	$18,940.5	$18,468.2	$17,648.7	$17,069.5	$16,471.4	2.6%	15.0%

Common shares outstanding at period end	62,240	62,230	62,096	63,115	64,561	—%	(3.6)%
Book value per common share at period end	$31.67	$31.07	$31.56	$31.33	$30.96	1.9	2.3
Tangible book value per common share at period end**	20.49	19.85	20.28	20.19	20.02	3.2	2.3

NM - not meaningful
*Certain reclassifications were made to the March 31, 2021 other assets and other liabilities to conform to the June 30, 2021 period.
**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value per common share at period end (GAAP) to tangible book value per common share at period end (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	2Q21 vs 1Q21	2Q21 vs 2Q20
Loans:
Real Estate:
Commercial real estate	$3,753.4	$3,718.7	$3,743.2	$3,690.9	$3,593.8	0.9%	4.4%
Construction:
Land acquisition and development	261.1	263.2	265.0	274.8	285.3	(0.8)	(8.5)
Residential	263.5	242.1	250.9	227.9	246.2	8.8	7.0
Commercial	632.0	581.0	523.5	530.8	459.8	8.8	37.5
Total construction	1,156.6	1,086.3	1,039.4	1,033.5	991.3	6.5	16.7
Residential real estate	1,577.7	1,488.8	1,396.3	1,311.2	1,287.6	6.0	22.5
Agricultural real estate	223.5	218.8	220.6	227.7	224.2	2.1	(0.3)
Total real estate	6,711.2	6,512.6	6,399.5	6,263.3	6,096.9	3.0	10.1
Consumer:
Indirect	773.7	782.9	805.1	812.8	801.9	(1.2)	(3.5)
Direct	134.8	139.7	150.6	162.1	169.3	(3.5)	(20.4)
Credit card	64.4	64.6	70.2	69.9	70.6	(0.3)	(8.8)
Total consumer	972.9	987.2	1,025.9	1,044.8	1,041.8	(1.4)	(6.6)
Commercial	1,959.4	2,181.1	2,153.9	2,599.6	2,648.6	(10.2)	(26.0)
Agricultural	217.7	214.7	247.6	274.7	282.8	1.4	(23.0)
Other	6.0	1.5	1.6	4.2	3.7	300.0	62.2
Deferred loan fees and costs	(32.5)	(33.9)	(21.0)	(34.4)	(41.3)	(4.1)	(21.3)
Loans held for investment	$9,834.7	$9,863.2	$9,807.5	$10,152.2	$10,032.5	(0.3)%	(2.0)%

Deposits:
Non-interest bearing	$5,416.8	$5,004.0	$4,633.5	$4,798.2	$4,426.6	8.2%	22.4%
Interest bearing:
Demand	4,389.0	4,327.0	4,118.9	3,814.1	3,665.6	1.4	19.7
Savings	4,748.4	4,726.7	4,405.9	4,158.0	4,035.6	0.5	17.7
Time, $250 and over	185.8	185.5	192.9	186.6	205.1	0.2	(9.4)
Time, other	825.7	850.8	865.8	925.5	1,007.5	(3.0)	(18.0)
Total interest bearing	10,148.9	10,090.0	9,583.5	9,084.2	8,913.8	0.6	13.9
Total deposits	$15,565.7	$15,094.0	$14,217.0	$13,882.4	$13,340.4	3.1%	16.7%

Total core deposits (1)	$15,379.9	$14,908.5	$14,024.1	$13,695.8	$13,135.3	3.2%	17.1%

(1) Core deposits are defined as total deposits less time deposits, $250 and over, and brokered deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	2Q21 vs 1Q21	2Q21 vs 2Q20

Allowance for Credit Losses:
Allowance for credit losses	$135.5	$136.6	$144.3	$145.5	$146.1	(0.8)%	(7.3)%
As a percentage of loans held for investment	1.38%	1.38%	1.47%	1.43%	1.46%
As a percentage of non-accrual loans	445.72	369.19	365.32	324.78	292.79

Net charge-offs during quarter	$1.1	$2.9	$4.2	$4.6	$2.3	(62.1)%	(52.2)%
Annualized as a percentage of average loans	0.04%	0.12%	0.16%	0.18%	0.09%

Non-Performing Assets:
Non-accrual loans	$30.4	$37.0	$39.5	$44.8	$49.9	(17.8)%	(39.1)%
Accruing loans past due 90 days or more	5.2	4.4	8.5	9.6	7.7	18.2	(32.5)
Total non-performing loans	35.6	41.4	48.0	54.4	57.6	(14.0)	(38.2)
Other real estate owned	2.0	2.2	2.5	5.7	6.5	(9.1)	(69.2)
Total non-performing assets	$37.6	$43.6	$50.5	$60.1	$64.1	(13.8)%	(41.3)%

Non-performing assets as a percentage of:
Loans held for investment and OREO	0.38%	0.44%	0.51%	0.59%	0.64%
Total assets	0.20	0.24	0.29	0.35	0.39

Non-accrual loans to loans held for investment	0.31	0.38	0.40	0.44	0.50

Accruing Loans 30-89 Days Past Due	$22.1	$26.3	$54.2	$36.1	$56.8	(16.0)%	(61.1)%
Accruing troubled debt restructurings (TDRs)	2.2	3.1	3.2	3.2	3.4	(29.0)	(35.3)

Criticized Loans:
Special Mention	$129.1	$152.0	$150.3	$157.1	$122.7	(15.1)%	5.2%
Substandard	141.2	157.4	187.0	209.8	228.2	(10.3)	(38.1)
Doubtful	3.1	2.0	4.8	12.4	15.2	55.0	(79.6)
Total	$273.4	$311.4	$342.1	$379.3	$366.1	(12.2)%	(25.3)%

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	Jun 30, 2021		Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020
Annualized Financial Ratios (GAAP)
Return on average assets	0.91%		1.17%	1.07%	1.15%	0.93%
Return on average common stockholders' equity	8.77		10.60	9.48	9.57	7.49
Yield on average earning assets	2.93		3.15	3.39	3.44	3.71
Cost of average interest-bearing liabilities	0.16		0.17	0.20	0.24	0.27
Interest rate spread	2.77		2.98	3.19	3.20	3.44
Net interest margin ratio	2.82		3.04	3.25	3.29	3.52
Efficiency ratio	62.62		60.39	58.41	57.72	57.27
Loans held for investment to deposit ratio	63.18		65.35	68.98	73.13	75.20

Annualized Financial Ratios - Operating** (Non-GAAP)
Tangible book value per common share	$20.49		$19.85	$20.28	$20.19	$20.02
Tangible common stockholders' equity to tangible assets	6.99%		6.95%	7.43%	7.79%	8.20%
Return on average tangible common stockholders' equity	13.67		16.46	14.74	14.74	11.68

Consolidated Capital Ratios:
Total risk-based capital to total risk-weighted assets	13.89%	*	14.15%	14.19%	14.45%	14.76%
Tier 1 risk-based capital to total risk-weighted assets	12.17	*	12.37	12.33	12.56	12.85
Tier 1 common capital to total risk-weighted assets	11.45	*	11.60	11.57	11.79	12.07
Leverage Ratio	7.84	*	8.12	8.16	8.62	9.22

*Preliminary estimate - may be subject to change. Additionally, the 2020 regulatory capital ratios presented above include the assumption of the transitional method relative to recent legislation by Congress to provide relief for the economy and financial institutions in the United States from the COVID‑19 pandemic. The referenced relief allows a total five-year phase-in of the CECL impact on capital and relief over the next two years for the impact on the allowance for credit losses resulting from COVID‑19.
**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of book value per common share to tangible book value per common share, return on average common stockholders’ equity (GAAP) to return on average tangible common stockholders’ equity, and tangible common stockholders’ equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$9,969.2	$105.6	4.25%	$9,873.1	$108.1	4.44%	$9,949.6	$112.4	4.54%
Investment securities (2)	5,105.2	17.4	1.37	4,445.2	17.6	1.61	3,017.7	16.4	2.19
Interest bearing deposits in banks	1,883.9	0.7	0.15	1,880.5	0.3	0.06	1,068.1	0.5	0.19
Federal funds sold	0.1	—	—	0.1	—	—	0.1	—	—
Total interest earning assets	$16,958.4	$123.7	2.93%	$16,198.9	$126.0	3.15%	$14,035.5	$129.3	3.71%
Non-earning assets	1,706.8			1,692.4			1,757.9
Total assets	$18,665.2			$17,891.3			$15,793.4
Interest-bearing liabilities:
Demand deposits	$4,392.3	$0.5	0.05%	$4,177.7	$0.5	0.05%	$3,563.5	$0.4	0.05%
Savings deposits	4,752.7	0.4	0.03	4,531.3	0.3	0.03	3,874.5	0.3	0.03
Time deposits	1,025.2	1.3	0.51	1,039.3	1.5	0.59	1,263.1	3.8	1.21
Repurchase agreements	1,002.0	0.1	0.04	1,067.7	0.1	0.04	696.5	0.1	0.06
Long-term debt	112.4	1.5	5.35	112.4	1.5	5.41	64.8	1.0	6.21
Subordinated debentures held by subsidiary trusts	87.0	0.7	3.23	87.0	0.7	3.26	86.9	0.7	3.24
Total interest-bearing liabilities	$11,371.6	$4.5	0.16%	$11,015.4	$4.6	0.17%	$9,549.3	$6.3	0.27%
Non-interest-bearing deposits	5,160.8			4,704.2			4,062.9
Other non-interest-bearing liabilities	188.5			205.2			210.4
Stockholders’ equity	1,944.3			1,966.5			1,970.8
Total liabilities and stockholders’ equity	$18,665.2			$17,891.3			$15,793.4
Net FTE interest income		$119.2			$121.4			$123.0
Less FTE adjustments (2)		(0.4)			(0.7)			(0.5)
Net interest income from consolidated statements of income		$118.8			$120.7			$122.5
Interest rate spread			2.77%			2.98%			3.44%
Net FTE interest margin (3)			2.82%			3.04%			3.52%
Cost of funds, including non-interest-bearing demand deposits (4)			0.11%			0.12%			0.19%

(1) Average loan balances include mortgage loans held for sale and non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs of $6.4 million, $10.7 million, and $7.6 million at June 30, 2021, March 31, 2021, and June 30, 2020, respectively.

(2) Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.
(3) Net FTE interest margin during the period equals (i) the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

(4) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest-bearing liabilities plus non-interest-bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As of or For the Quarter Ended
(In millions, except % and per share data)		Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020
Total common stockholders' equity (GAAP)	(A)	$1,970.9	$1,933.4	$1,959.8	$1,977.6	$1,998.9
Less goodwill and other intangible assets (excluding mortgage servicing rights)		695.7	698.2	700.8	703.4	706.1
Tangible common stockholders' equity (Non-GAAP)	(B)	$1,275.2	$1,235.2	$1,259.0	$1,274.2	$1,292.8

Total assets (GAAP)		$18,940.5	$18,468.2	$17,648.7	$17,069.5	$16,471.4
Less goodwill and other intangible assets (excluding mortgage servicing rights)		695.7	698.2	700.8	703.4	706.1
Tangible assets (Non-GAAP)	(C)	$18,244.8	$17,770.0	$16,947.9	$16,366.1	$15,765.3

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$1,944.3	$1,966.5	$1,968.0	$2,008.2	$1,970.8
Less goodwill and other intangible assets (excluding mortgage servicing rights)		696.9	699.5	702.0	704.8	707.4
Average tangible common stockholders' equity (Non-GAAP)	(E)	$1,247.4	$1,267.0	$1,266.0	$1,303.4	$1,263.4

Total quarterly average assets	(F)	$18,665.2	$17,891.3	$17,473.5	$16,689.4	$15,793.4
Annualized net income available to common shareholders	(G)	170.5	208.5	186.6	192.2	147.6
Common shares outstanding	(H)	62,240	62,230	62,096	63,115	64,561
Return on average assets (GAAP)	(G)/(F)	0.91%	1.17%	1.07%	1.15%	0.93%
Return on average common stockholders' equity (GAAP)	(G)/(D)	8.77	10.60	9.48	9.57	7.49
Average common stockholders' equity to average assets (GAAP)	(D)/(F)	10.42	10.99	11.26	12.03	12.48
Book value per common share (GAAP)	(A)/(H)	$31.67	$31.07	$31.56	$31.33	$30.96
Tangible book value per common share (Non-GAAP)	(B)/(H)	20.49	19.85	20.28	20.19	20.02
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B)/(C)	6.99%	6.95%	7.43%	7.79%	8.20%
Return on average tangible common stockholders' equity (Non-GAAP)	(G)/(E)	13.67	16.46	14.74	14.74	11.68

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com